FOURTH RESTATED

CERTIFICATE OF INCORPORATION

OF SOUTHWEST WATER COMPANY

           FIRST:  The name of the corporation is SouthWest Water Company (the “Corporation”).

           SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

           THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

           FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is ten thousand (10,000) shares, all of which are of a par value of one cent ($.01) each, and all of which are of one class and are designated as common stock (“Common Stock”).

           FIFTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

           SIXTH:  The power to make, alter, or repeal the By-Laws of the Corporation, and to adopt any new By-Law, shall be vested in the Board of Directors, but the stockholders of the Corporation may make additional By-Laws and may amend or repeal any By-Laws whether adopted by them or otherwise.

           SEVENTH:  The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of Delaware, as the same may be amended and supplemented, or by any successor thereto.  Neither the amendment or repeal of this Article Seventh, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Seventh shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or adoption.

           EIGHTH:  The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section.  The Corporation shall advance expenses to the fullest extent permitted by said section.  Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.  The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.